Exhibit 99.1

ESH Hospitality, Inc. Announces Proposed Offering of Senior Notes

Company Release – 04/27/15

CHARLOTTE, N.C.—(BUSINESS WIRE)— Extended Stay America, Inc.’s (NYSE:STAY) (the “Company”) subsidiary, ESH Hospitality, Inc., today announced that it intends to offer $500 million aggregate principal amount of senior notes due 2025 (the “Notes”), subject to market and other conditions, in a private offering that is exempt from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”). ESH Hospitality, Inc. intends to use substantially all of the net proceeds from this offering to repay a portion of amounts outstanding under a mortgage loan.

The Notes will be fully and unconditionally guaranteed, jointly and severally, on an unsecured basis by certain of ESH Hospitality, Inc.’s subsidiaries.

The Notes will be offered and sold to qualified institutional buyers in the U.S. pursuant to Rule 144A and outside the U.S. pursuant to Regulation S under the Securities Act.

The Notes have not been registered under the Securities Act or applicable state securities laws and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act and applicable state laws.

This press release does not constitute an offer to sell or a solicitation of an offer to buy any of the Notes or any other securities and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale is unlawful.

Forward Looking Statements

This press release contains forward-looking statements within the meaning of the federal securities laws. Statements related to, among other things, the consummation of the offering and potential changes in market conditions constitute forward-looking statements. For a description of factors that may cause the Company’s and ESH Hospitality, Inc.’s actual results, performance or expectations to differ from any forward-looking statements, please review the information under the headings “Cautionary Note Regarding Forward-looking Statements” and “Risk Factors” included in the Company’s and ESH Hospitality, Inc.’s combined annual report on Form 10-K filed with the SEC on February 26, 2015 and other documents of the Company and ESH Hospitality, Inc. on file with or furnished to the SEC. Any forward-looking statements made in this press release are qualified by these cautionary statements, and there can be no assurance that the actual results or developments anticipated by the Company and ESH Hospitality, Inc. will be realized or, even if substantially realized, that they will have the expected consequences to, or effects on, the Company and ESH Hospitality, Inc. or its business or operations. Except as required by law, the Company and ESH Hospitality, Inc. undertake no obligation to update publicly or revise any forward-looking statement, whether as a result of new information, future developments or otherwise. We caution you that actual outcomes and results may differ materially from what is expressed, implied or forecasted by the Company’s and ESH Hospitality, Inc.’s forward-looking statements.

Investors:

Extended Stay America, Inc.

980-345-1546

investorrelations@extendedstay.com